EXHIBIT 12

                     POGO PRODUCING COMPANY & SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                           SIX
                                         MONTHS
                                          ENDED                    YEAR ENDED DECEMBER 31,
                                        JUNE 30,    -----------------------------------------------------
                                          1996        1995       1994       1993       1992       1991
                                        ---------   ---------  ---------  ---------  ---------  ---------
EARNINGS:
Income before taxes and extraordinary
  item...............................    $ 22,996   $  14,121  $  42,891  $  40,042  $  28,687  $  14,616
     Add --
       Fixed charges.................       6,324      11,454     10,377     11,245     19,305     25,302
       Less --
          Capitalized interest.......      (1,830)     (1,834)      (739)      (451)      (391)      (637)
                                        ---------   ---------  ---------  ---------  ---------  ---------
             Total earnings..........    $ 27,490   $  23,741  $  52,529  $  50,836  $  47,601  $  39,281
                                        =========   =========  =========  =========  =========  =========
FIXED CHARGES:
Interest expense.....................    $  6,184   $  11,167  $  10,104  $  10,956  $  19,036  $  24,946
Portion of rental expense
  representing interest..............         140         287        273        289        269        356
                                        ---------   ---------  ---------  ---------  ---------  ---------
             Total fixed charges.....    $  6,324   $  11,454  $  10,377  $  11,245  $  19,305  $  25,302
                                        =========   =========  =========  =========  =========  =========
RATIO OF EARNINGS TO FIXED CHARGES...         4.4         2.1        5.1        4.5        2.5        1.6
                                        =========   =========  =========  =========  =========  =========
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